                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   2   )*
                                         ------

                               Friedman's Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                            Class A Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                358438-10-9
                     ----------------------------------
                               (CUSIP Number)

                        To report holdings as of Dec. 31, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)


                               Page 1 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Freidman's Jewelers, Inc.,

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Georgia
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 2 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Freidman's Jewelers, Inc., Anniston

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Georgia
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 3 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Freidman's Jewelers, Inc., Greenville

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     South Carolina
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 4 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Freidman's Jewelers, Inc., Marietta

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Georgia
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 5 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Freidman's Jewelers, Inc., Oglethorpe

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Georgia
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 6 of 10 pages
--------------------------------------------------------------------------------

CUSIP No. 358438-10-9
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Stanley Jewelers, Inc.

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  /x/
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Georgia
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                           -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                          1,085,338
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                          -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                       1,085,338
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,085,338
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        N/A
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     8%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
     CO
-------------------------------------------------------------------------------


                               Page 7 of 10 pages
--------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
          Friedman's Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          4 West State Street, Savannah, Georgia 31401
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
          (1) Friedman's Jewelers, Inc.
          (2) Friedman's Jewelers, Inc., Anniston
          (3) Friedman's Jewelers, Inc., Greenville
          (4) Friedman's Jewelers, Inc., Oglethorpe
          (6) Stanley Jewelers, Inc.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          P. O. Box 9925
          Savannah, Georgia 31412
          ---------------------------------------------------------------------
    (c)   Citizenship
          (1) Georgia
          (2) Georgia
          (3) South Carolina
          (4) Georgia
          (5) Georgia
          (6) Georgia
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Class A Common Stock, $0.01 par value
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          358438-10-9
          ---------------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
         13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable


ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        1,085,338
    ---------------------------------------------------------------------------

    (b) Percent of class:
        8%
    ---------------------------------------------------------------------------


                               Page 8 of 10 pages
--------------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
              None
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
              1,085,338
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition
              None
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition
              1,085,338
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable


                               Page 9 of 10 pages
--------------------------------------------------------------------------------

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:     January 25, 1999
       ------------------------------

                                       FRIEDMAN'S JEWELERS, INC.
                                       FRIEDMAN'S JEWELERS, INC., ANNISTON
                                       FRIEDMAN'S JEWELERS, INC., GREENVILLE
                                       FRIEDMAN'S JEWELERS, INC., MARIETTA
                                       FRIEDMAN'S JEWELERS, INC., OGLETHORPE
                                       STANLEY JEWELERS, INC.

                                               /s/ H. K. FRIEDMAN, VP
                                       ----------------------------------------

                                           H. K. Friedman, Vice President of
                                                the above corporations.


                   AGREEMENT PURSUANT TO RULE 13d-1(f)(1)

    The undersigned hereby agree and consent to the joint filing on their behalf of the Schedule 13G to which this Agreement is attached and any amendments to such Schedule 13G in connection with their beneficial ownership of Class A Common Stock of Friedman's Inc.

Dated:        January 25, 1999
       ------------------------------

                                       FRIEDMAN'S JEWELERS, INC.
                                       FRIEDMAN'S JEWELERS, INC., ANNISTON
                                       FRIEDMAN'S JEWELERS, INC., GREENVILLE
                                       FRIEDMAN'S JEWELERS, INC., MARIETTA
                                       FRIEDMAN'S JEWELERS, INC., OGLETHORPE
                                       STANLEY JEWELERS, INC.

                                               /s/ H. K. FRIEDMAN, VP
                                       ----------------------------------------

                                           H. K. Friedman, Vice President of
                                                the above corporations.


                               Page 10 of 10 pages
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